Exhibit 10.11.2

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

2012 EXECUTIVE SEVERANCE PLAN

February 23, 2012

Exhibit 10.11.2

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
2012 EXECUTIVE SEVERANCE PLAN

ARTICLE 1 - PURPOSE AND ADOPTION OF PLAN

1.1    Adoption of Plan. Schweitzer-Mauduit International, Inc. ("Company") hereby establishes this 2012 Executive Severance Plan (“Plan”) as of February , 2012. The Plan is the successor to the Schweitzer-Mauduit International, Inc. Executive Plan for Key Employees, as Amended and Restated as of December 4, 2008 and employees covered by such plan shall remain covered thereby unless and until such plan is terminated or employees become “Participants” (as hereinafter defined). The Company intends that this Plan qualify as and come within the various exceptions and exemptions under the Employee Retirement Income Security Act of 1974 ,as amended ("ERISA"), for an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent. The benefits of this Plan for “U.S. Employees” (as hereinafter defined) shall be paid solely from the general assets of the Company except as otherwise set forth herein. The benefits of this Plan for “Foreign Employees” (as hereinafter defined) shall be paid by the “Foreign Employer” (as hereinafter defined) but, if as a result of applicable Foreign laws, a Foreign Employer would be prohibited from paying the benefits of this Plan to a Foreign Employee, any such benefits shall be paid by the Company to such Foreign Employee.

1.2    Purpose. The Plan is designed to provide benefits to certain “Key Employees” (as hereinafter defined) upon termination of employment as a result of a “Change of Control” (as hereinafter defined) or otherwise.

1.3    Effect on Other Plans Sponsored by the Company or by a Foreign Employer. The benefits payable under the Plan are in addition to the coverage and benefits generally afforded by “Other Plans” (as hereinafter defined) to Key Employees terminating from the service of the Company or, as the case may be, from the service of a Foreign Employer and any other programs sponsored by the Company or provided to Participants who are Foreign Employees including, but not limited to, vested benefits under any qualified employee benefit plans. However, nothing herein is intended to or shall be construed to require the Company or a Foreign Employer to institute or continue in effect any particular plan or benefit sponsored by the Company or such Foreign Employer, and the Company and each Foreign Employer hereby reserve the right to amend or terminate any of their Other Plans or benefit programs at any time in accordance with the procedures set forth in each such plan or program and any applicable law.

Exhibit 10.11.2

ARTICLE 2 - DEFINITIONS

2.1    “280G Excise Tax” shall have the meaning set forth in Section 4.1.

2.2     “299% Amount” shall have the meaning set forth in Section 4.1.

2.3    "Administrator" shall mean, until a Change in Control, the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board. Following a Change of Control, the Administrator shall be the trustee of a “Grantor Trust” (as hereinafter defined) established by the Company that includes this Plan.

2.4    "Agreement" shall mean the participation agreement provided to a Key Employee as provided in Section 3.2.

2.5    "Annual Compensation" shall mean:

(a)    For U.S. Employees, a Participant's rate of base salary paid or payable for a calendar year by the Company plus any incentive award paid or payable to such Participant pursuant to the Schweitzer-Mauduit International, Inc. Annual Incentive Plan or any replacement or successor to such plan ("SMI Annual Incentive Plan") for such calendar year; and

(b)    For Foreign Employees, a Participant's rate of base salary paid or payable for a calendar year by his Foreign Employer, plus any incentive award paid or payable to such Participant pursuant to the SMI Annual Incentive Plan for such calendar year, plus any profit‑sharing paid or payable by his Foreign Employer attributable to such calendar year minus, to the extent applicable, the aggregate amount of (i) any Convention Collective payments, (ii) Assedic Payments, (iii) private insurance Payments; or (iv) similar payments paid or payable to such Participant as a result of a Change of Control Termination.

2.6    "Basic Plan" shall mean any retirement benefit plan sponsored by a Foreign Government, which in case of the French Government includes the Securite Sociale retirement benefit plan.

2.7    "Board" shall mean the Board of Directors of the Company.

2.8    "Cause" shall mean the termination of the Participant's employment by the Company or by his Foreign Employer, as the case may be, on the basis of the commission of a felony on the part of the Participant.

2.9    "Change of Control" shall mean the date as of which:

(a)    A third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires actual or beneficial ownership of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Company; or

(b)    As the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

2.10     "Change of Control Termination" shall mean the termination of a Participant's employment, a reduction in his Annual Compensation, a material reduction in his incentive compensation opportunity, or a material reduction in the benefits described in Section 4.1(b)(i) by the Company or his Foreign Employer, as the case may be, on or within two years following a Change of Control for any reason other than for Cause, Retirement, Disability or the Participant's death.

2.11    "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.12     “Company” shall have the meaning set forth in Section 1.1 and shall include successors and assigns.

2.13    "Complementary Plan" shall mean the national pension plans for Foreign Employees and workers sponsored, in the case of French Employees, by the Association des Régimes de Retraite Complémentaires ("ARRCO") and the Association Généralé des Institutions de Retraite des Cadres ("AGIRC"), respectively.

2.14    “Conditional Capped Amount” shall have the meaning set forth in Section 4.1.

Exhibit 10.11.2

2.15    "Deferred Compensation Plan" shall mean the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan, as amended through February , 2012.

2.16    "Disability" shall mean “Totally and Permanently Disabled” provided that the Administrator shall make any such determination with respect to a Participant. For these purposes, “Totally and Permanently Disabled” shall mean a condition arising out of injury or disease which the Committee determines is permanent and prevents a Participant from engaging in any occupation with the Company or his Foreign Employer commensurate with his education, training and experience, excluding: (a) any condition incurred in military service (other than temporary absence on military leave) if the Participant's service is not resumed at the end of his military service; (b) any condition incurred as a result of or incidental to a felonious act perpetrated by the Participant; and (c) any condition resulting from excessive use of drugs or narcotics or from willful self- inflicted injury.

2.17    “ERISA” shall have the meaning set forth in Section 1.1.

2.18    “Final 409A Regulations” shall have the meaning set forth in Section 8.3.

2.19    "Foreign Employee" shall mean an individual employed by one of the Foreign Employers and shall include French employees (“French Employees”).

2.20    "Foreign Employer(s)" means the foreign subsidiaries of the Company that employ Key Employees and their respective successors and shall include French employers (“French Employers”).

2.21    "Foreign Supplementary Plans" shall mean the supplementary pension benefit plans provided by Foreign Employers, including, in the case of French Employers, by Papeteries de Mauduit, S.A. and LTR Industries, S.A. to their employees (“French Supplementary Plan”).

2.22     “Grantor Trust” shall have the meaning set forth in Section 7.2.

2.23    “Good Reason” shall mean the Participant terminates his employment by delivering a written termination notice to the Company or his Foreign Employer, as applicable, upon occurrence of any of the following events: (a) a material reduction in Participant's Annual Compensation; (b) a material reduction in his incentive compensation opportunity; (c) a material reduction in the aggregate value of the benefits to which he is entitled; (d) any action that results in a material diminution in the Participant's authority, duties or responsibilities; (e) the assignment to the Participant of duties that are materially inconsistent with Participant's authority, duties or responsibilities; or (f) any material change in the geographic location at which the Participant must perform his services, all as in effective immediately prior to the Change in Control. Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Participant where Cause for Participant's termination exists. The Participant must give the Company or Foreign Employer, as applicable, notice of any event or condition that would constitute “Good Reason” within 30 days of the event or condition that would constitute “Good Reason” and upon the receipt of such notice the Company or Foreign Employer, as applicable, shall have 30 days to remedy such event or condition, to the extent such event or condition can be remedied. If such event or condition is not remedied within such 30-day period, any termination of employment by the Participant for “Good Reason” must occur within 30 days after the period for remedying has expired.

2.24    "Key Employee" shall mean an individual who is a member of a select group of management or highly compensated Foreign Employees and/or U.S. Employees, as determined from time to time by the Administrator and designated to participate in this Plan.

2.25    "Other Plans" shall mean other plans of the Company or of the Foreign Employer, including but not limited to the SMI Annual Incentive Plan, [the Schweitzer‑Mauduit International, Inc. Equity Participation Plan,] the Schweitzer‑Mauduit International, Inc. Long‑Term Incentive Plan, the Schweitzer-Mauduit International, Inc. Restricted Stock Plan, and the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan.

2.26    “Parachute Payment” shall have the meaning set forth in Section 4.1(d).

2.27    "Participant" shall mean a Key Employee who has entered into an Agreement with the Administrator in accordance with Section 3.2.

2.28    "Plan" shall have the meaning set forth in Section 1.1.

Exhibit 10.11.2

2.29    "Retirement" shall mean:

(a)    For U.S. Employees, the voluntary termination of the Participant's employment by the Company pursuant to the terms of the qualified defined benefit pension plan of the Company, which termination was initiated by such Participant in writing pursuant to the procedures of such qualified defined benefit pension plan prior to a Change of Control notwithstanding that the Participant's actual retirement date occurs after a Change of Control; and

(b)    For Foreign Employees, the voluntary termination of the Participant's employment by his Foreign Employer as a result of such Participant's retirement pursuant to, in the case of a French Employee, the terms of the Basic Plan, the Complementary Plan and, if applicable, the French Supplementary Plan, and, otherwise, pursuant to a comparable foreign plan, which termination was initiated by such Participant in writing pursuant to the procedures of such plan prior to a Change of Control, notwithstanding that the Participant's actual retirement date occurs after a Change of Control.

2.30    "Retirement Plan" shall mean the Schweitzer-Mauduit International, Inc. Retirement Plan, as amended through February , 2012. For clarity and to avoid confusion, the term Retirement Plan for the purposes of this Plan shall not refer to or include the terms of any amendment of the Retirement Plan impacting the benefits of a participant therein made subsequent to February , 2012.

2.31    “Specified Employee” shall have the meaning set forth in Section 8.3.

2.32    "U.S. Employee" shall mean individuals employed by the Company.

2.33    “Voluntary Resignation” shall mean termination of a Participant's employment with the Company or the Foreign Employer(s) as a result of a resignation initiated by the Participant and without Good Reason.

ARTICLE 3 - ELIGIBILITY

3.1    Eligibility to Participate. The Administrator shall from time to time designate in writing the Key Employees who are eligible to participate in this Plan. A list of current Participants, which may be by job title or description, shall be set forth on Appendix A hereto, as updated by the Administrator from time to time.

3.2    Agreement. The Administrator shall enter into a participation agreement with each Key Employee the Administrator determines to be eligible for participation in this Plan. Such Agreement shall identify the Key Employee as a Participant in this Plan and shall contain such terms as deemed appropriate by the Administrator, but shall be consistent with and governed by the terms of this Plan.

ARTICLE 4 - SEVERANCE BENEFITS

4.1    Termination Following Change of Control.

(a)    A Participant shall be entitled to receive benefits under Section 4.1(b) of this Plan following a Change of Control in the event that either:

(i)     A Participant's employment with the Company or his Foreign Employer, as the case may be, is terminated by the Company or his Foreign Employer on or within two years after a Change of Control for any reason other than for Cause, Retirement, Disability or the Participant's death or the Participant voluntarily terminates his employment for Good Reason on or within two years after a Change in Control; or

(ii)    A Participant who has been requested in writing by the Company or the Foreign Employer, as the case may be, to continue in the employment of the Company or the Foreign Employer through a specified date, which shall not be more than six months from the date of a Change of Control, under terms and conditions of employment, at the place of employment and with the same salary and benefits that the Participant was provided prior to the Change of Control, shall have satisfied such request by remaining in the employment of the Company or the Foreign Employer for the specified period.

(b)    Subject to Sections 4.3 and 8.2 below, a Participant entitled to benefits as a result of Section 4.1(a) of this Plan shall receive and the Company or, subject to the provisions of Section 1.1, the Foreign Employer, as the case may be, shall pay or, with respect to certain benefits hereinafter described, shall cause to be paid to the Participant or his beneficiary the following benefits:

Exhibit 10.11.2

(i)    An amount equal to three times the Participant's highest Annual Compensation for any calendar year beginning with or within the three-year period terminating on the date of termination of the Participant's employment, which amount shall be paid to the Participant in cash within 60 days following the date of termination;

(ii)    For a period of three years following the date of termination of employment, the Participant and anyone entitled to claim under or through the Participant shall be entitled to benefits, on a monthly basis, as follows:

(A)    for U.S. Employees, all benefits under the group health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company for which Key Employees are eligible at the date of a Change of Control, to the same extent as if the Participant had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company; and

(B)     for Foreign Employees, all medical and dental benefits provided by, as applicable, the Basic Plan, medical, dental and life insurance or death benefit plans, or other present or future similar medical, dental, life or other insurance or death benefit plans or programs generally available to Foreign Employees for which such Participant is eligible at the date of the Change of Control, to the same extent as if the Participant had continued to be a Foreign Employee during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Foreign Employer;

provided, however, that in the event that a Participant is or may be liable for Federal income taxes in the United States, (1) during such three-year period, the benefits provided (or the amounts paid by the Company with respect to such benefits) in any one calendar year shall not affect the amount of benefits (or amounts paid with respect to such benefits) provided in any other calendar year; (2) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (3) the Participant's rights pursuant to this Section 4.1(c)(2) shall not be subject to liquidation or exchange for another benefit.

(iii)    For a U.S. Employee, a lump sum payable in cash within 60 days following the date of termination equal to:

(A)    for a U.S. Employee in the final average pay benefit formula under the Retirement Plan an amount equal to the Actuarial Equivalent (as defined in the Retirement Plan) of the accrued benefit the Participant would have earned under the Retirement Plan for the three-year period following the date of termination of his employment with the Company based on the Participant's earnings in effect for purposes of the Retirement Plan on the date of such termination; or

(B)    for a U.S. Employee in the cash balance benefit formula under the Retirement Plan an amount equal to the actual dollar amount of the accrued benefit the Participant would have earned under the Retirement Plan for the three-year period following the date of termination of his employment with the Company based on the Participant's earnings in effect for purposes of the Retirement Plan on the date of such termination. Such amounts shall include any amounts payable in the form of Excess Retirement Benefit contributions into the Deferred Compensation Plan, as such term is defined in the Deferred Compensation Plan;

(iv)    For French Employees, a lump sum equal to the sum of the following amounts which sum shall be payable in cash within 60 days following the date of termination:

(A)    the cost of purchasing any pension credits lost by a Participant under the Basic Plan as a result of a Change of Control Termination, but in no event shall the pension credits so purchased exceed 12 quarters of pension credits;

(B)    a lump sum equal to (x) the purchase price of any pension credits lost by a Participant under the Complementary Plan plus (y) the present value of any portion of lost pension credits which may not be purchased back from the Complementary Plan, each as a result of a Change of Control Termination provided, however, that in no event shall such lost Complementary Plan benefits exceed the present worth of three years of such lost pension benefits; and

(C)    for pension benefits lost under the French Supplementary Plan as a result of a Change of Control Termination, payment of a lump sum calculated as follows:

(1)    if the Participant is terminated between ages 62 and 65, a lump sum equal to the

Exhibit 10.11.2

present worth of the difference between the pension benefits the Participant would have received at age 65 absent the Change of Control Termination and the reduced pension benefit such Participant will receive at age 65 as a result of such termination;

(2)    if the Participant is terminated between ages 60 and 62, payment of a lump sum as calculated in (1) above multiplied by the ratio of A to B where A = three years and B = the number of years between the Change of Control Termination and attainment of age 65;

(3)    if the Participant is terminated before age 60 or with less than 20 years service with a French Employer, a lump sum equal to the present worth of the pension benefit the Participant would have received at age 65, absent the Change of Control Termination multiplied by the ratio of A to B where A = three years and B = the number of years between the Change of Control Termination and the date on which the Participant would attain age 65 provided, however, that no such lump sum shall be payable unless such Participant could have earned 20 years service with a French Employer on or before attainment of age 65, absent a Change of Control Termination;

(v) For Foreign Employees other than French Employees, an amount equal to the amount provided for in clause (iv) adjusted appropriately to reflect the plans applicable to the relevant Foreign Employer.

(c)    If a Participant is or may be liable for Federal income taxes in the United States, such Participant's Agreement shall provide that the parties agree that the payments provided in Section 4.1(a) hereof are reasonable compensation in light of the Participant's services rendered to the Company or the Foreign Employer, as the case may be, and that neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

(d)    If the payments to the Participant pursuant to this Agreement (when considered with all other payments made to the Participant that are required to be taken into account under Code Section 280G(b)(2)) (the amount of all such payments, collectively, the “Parachute Payment”) would result in the Participant becoming liable for the payment of any excise taxes pursuant to Code Section 4999 (“280G Excise Tax”), the Participant will receive the greater on an after-tax basis of (i) the Parachute Payment or (ii) the Parachute Payment as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”). In connection with the foregoing:

(i)    Not more than 14 days following the termination of his employment, the Company will notify the Participant in writing (A) whether the severance benefits payable pursuant to this Plan when added to any other Parachute Payments payable to Participant exceed an amount equal to 299% (the “299% Amount”) of the Participant's “base amount” as defined in Code Section 280G(b)(3), (B) the amount that is equal to the 299% Amount, (C) whether the severance benefit described in this Agreement along with any other Parachute Payments (without adjustment) or the Conditional Capped Amount pursuant to this section is greater on an after-tax basis, and (D) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Agreement along with any other Parachute Payments must be reduced to equal such amount.

(ii)    The calculation of the 299% Amount, the determination of whether the termination benefits described in this Plan (without adjustment) or the Conditional Capped Amount is greater on an after-tax basis and, if the Conditional Capped Amount is the greater amount, the determination of how much Participant's Parachute Payments must be reduced in order to avoid application of the 280G Excise Tax will be made by Company's independent public accounting firm at the time of the Change in Control in accordance with section 280G of the Code or any successor provision thereto. For purposes of making the reduction of amounts payable, such amounts shall be eliminated in the following order: (A) any cash compensation, (B) any health or welfare benefits, (C) any equity compensation, and (D) any other payments. Reductions of such amounts shall take place in the chronological order with respect to which such amounts would be paid from the date of the termination of the Participant's employment absent any acceleration of payment. If the reduction of the amounts payable hereunder would not result in a reduction of the Parachute Payments to the Conditional Capped Amount, no amounts payable to the Participant shall be reduced pursuant to this provision. The costs of obtaining such determination will be borne by Company.

4.2    Termination of Employment. If a Participant's employment with the Company or his Foreign Employer shall terminate during the term of his Agreement for any reason other than death, Retirement, Disability, Voluntary Resignation or Cause, the Company or (if such payment is not inconsistent with any relevant Foreign law) his Foreign Employer, shall pay the Participant or the Participant's beneficiary, as the case may be, in cash a lump sum payment in the amount set forth in the Agreement with such Participant under this Plan within 60 days following his termination of employment, subject to Sections 4.3 and 8.2 below. Such amount shall be set forth on Appendix A hereto and shall not be more than the Participant's monthly base salary multiplied by 24. No benefits shall be payable pursuant to this Section 4.2 in the event a Participant is entitled to

Exhibit 10.11.2

payments under Section 4.1 hereof.

4.3    Release. As a condition to the payments provided for in Sections 4.1 and 4.2, the Company may require that a Participant execute, within 45 days following termination of Participant's employment, a release in favor of the Company in the form customarily used by the Company with respect to terminated employees (at the time of the Change in of Control, in the case of Section 4.1), with respect to termination, discrimination and similar employment-termination related claims, but not with respect to compensation and benefits due to the Participant, including those due pursuant to this Plan. Any payments to be made, or benefits to be provided under this Plan within the 60 days following the Participant's termination of employment shall be accumulated and paid, or benefits delivered, after the foregoing release becomes effective and cannot be revoked, except that, if the 60-day period following the Participant's termination of employment covers more than one calendar year, no payments may be made, or benefits provided, under this Plan until the later calendar year. Benefits may be provided earlier at Participant's expense with Participant having the right to reimbursement of such costs when payment is permitted as described above.

ARTICLE 5 - ADMINISTRATION

5.1    Duties of the Administrator. The Administrator shall be responsible for the administration of the Plan and may appoint other persons or entities to perform or assist in the performance of any of its duties, subject to its review and approval. The Administrator shall have the right to remove any such appointee from his position without cause upon notice.

5.2    Powers. The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Administrator shall have discretionary authority to interpret the Plan, and to determine all questions arising in the administration, interpretation, and application of the Plan; provided, however, that such discretionary authority shall be exercised in good faith in order to achieve the principal purposes of the Plan to provide severance benefits, including enhanced severance benefits upon a Change of Control, as described in Article 4. All such determinations shall be conclusive and binding on all interested persons. The Administrator shall adopt such procedures and regulations necessary and/or desirable for the discharge of its duties hereunder and may appoint such accountants, counsel, actuaries, specialists, and other agents as it deems necessary and/or desirable in connection with the administration of this Plan.

5.3    Compensation of the Administrator. The Administrator shall not receive any compensation from the Plan for its services.

5.4    Indemnification. The Company shall indemnify the Administrator against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same is finally adjudicated to be due to the Administrator's gross negligence or willful misconduct. The Company may purchase at its own expense sufficient liability insurance for the Administrator to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Administrator.

ARTICLE 6 - SUCCESSOR TO THE COMPANY

6.1    The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume this Plan and agree to perform the obligations of the Company under this Plan and each Participant's Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place.

ARTICLE 7 - MISCELLANEOUS

7.1    Funding of Benefits. The benefits payable to a Participant under the Plan shall not be funded in any manner and shall be paid by the Company or the Foreign employer, as the case may be, out of its general assets, which assets are subject to the claims of the Company's or the Foreign Employer's creditors.

7.2    Establishment of Trust.

(a)    The Company may establish a Grantor Trust ("Trust") for the Plan. If established, all benefits payable under this Plan to a Participant shall be paid directly by the Company from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Company and shall be reimbursed to the Company by the Trust at the Company's request upon presentation of reasonable proof that the Company made such payment. Any Trust

Exhibit 10.11.2

shall be an irrevocable grantor trust which conforms to the requirements of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Trust are subject to the claims of the Company's creditors in the event of its insolvency. Except as to any amounts paid or payable to the Trust, the Company shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant shall not have any property interest in any specific assets of the Company other than the unsecured right to receive payments from the Company, as provided in this Plan.

(b)    In the event the Trust is established and payments are not made by the Company in accordance with the terms of the Plan, a Participant may petition the trustee of the Trust directly for payment and the trustee may make such payment directly to the Participant upon the trustee's good faith determination that the payment was in fact owed, was not timely paid by the Company and that there are sufficient assets in the Trust to make the payment.

(c)     Notwithstanding any other provision of this Plan, any Grantor Trust to be established in connection with this Plan shall be established to comply with Code Section 409A, and no contributions or other funding made be made to the Grantor Trust during any “restricted period” within the meaning of Code Section 409A(b).

7.3    Settlement of Accounts. Except as prohibited by applicable law, there shall be deducted from the payment of any benefit due under the Plan the amount of any uncontested indebtedness, obligation, or liability which the Participant has acknowledged in writing as owing to the Company or the Foreign Employer as the case may be, or any of their respective subsidiaries and the amount of which has been agreed to by the Participant.

7.4    Withholding. There shall be deducted from the payment of any benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company or the Foreign Employer, as the case may be, to such governmental authority for the account of the Participant entitled to such payment.

7.5    Assignment by the Participant. Unless required by court order, no Participant or beneficiary shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

7.6    Amendment and Termination. The Plan may be amended or terminated at any time by the Company, by resolution of the Board; provided that no termination or amendment reducing the severance benefits provided hereunder shall be effective until the expiration of the two‑year period following the date of the Board resolution providing for such termination. Further, no amendment or termination shall be effective during the two‑year period following the date of a Change of Control of the Company without the consent of all the Participants. Any termination of this Plan shall cause the immediate termination of all outstanding Agreements hereunder. No amendment or termination shall affect the rights of any Participant who is entitled to severance benefits pursuant to Article 4 at the time of such amendment or termination.

7.7    No Guarantee of Employment. Participation hereunder shall not be construed as creating any contract of employment between the Company or a Foreign Employer and any Key Employee, nor shall it limit the right of the Company or such Foreign Employer to terminate a Key Employee's employment at any time for any reason whatsoever.

7.8     Clawback.  To the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law, or the rules and regulations promulgated pursuant thereto, but to no greater extent, Participants agree to return payments made pursuant to this Plan to the Company.

7.9    Choice of Law. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States.

7.10    Construction. The masculine pronoun shall be construed to include the feminine pronoun and singular shall include the plural where the context so requires.

Exhibit 10.11.2

ARTICLE 8 - CODE SECTION 409A

8.1    Separation from Service. In the event that a Participant is or may be liable for Federal income taxes in the United States, for purposes of this Plan a termination of his or her employment shall be deemed to occur only upon the Participant's “separation from service,” as such term is defined in Code Section 409A (without giving effect to any elective provisions that may be available under such definition).

8.2    Additional Requirements Regarding Payments and Benefits. Notwithstanding anything in this Plan to the contrary, in the event that a Participant is or may be liable for Federal income taxes in the United States and if any amount or benefit specified herein as “subject to” Section 8.2 would be payable or distributable under this Plan by reason of the Participant's separation from service at a time at which he is a Specified Employee (as hereafter defined), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)    If the payment or distribution is payable in a lump sum, the Participant's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant's death or the first day of the seventh month following the Participant's separation from service; and

(b)    If the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's separation from service will be accumulated and the Participant's right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant's death or the first day of the seventh month following the Participant's separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume. All rights to payments or benefits under the Plan shall be treated as rights to a series of separate payments to the fullest extent permitted by Section 409A of the Code.

8.3    Specified Employee. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan, as to the determination of Specified Employees.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the date first written above.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:
Its:

Exhibit 10.11.2

APPENDIX A

Participants in the 2012 Executive Severance Plan Pursuant to Section 3.1 of the Plan
and
Number of Months of Base Salary Pursuant to Section 4.2 of the Plan

Name	Number of Months of Participant's Base Salary in the Event of Termination, Pursuant to Section 4.2 of the Plan

Chief Executive Officer	24
Chief Operating Officer and Executive Vice President Paper Business	12
Executive Vice President Strategy and Finance	12
Executive Vice President, Recon Tobacco Business	12
Secretary and General Counsel	12
Vice President - Human Resources	12
Vice President LIP Operations	6
Controller	6
Chief Information Officer	6